Sub-Item 77I - Terms of New or Amended Securities

(a)  N/A

(b) On July 5, 2000 the Interstate Fund (the "Fund") commenced offering shares. With respect to the Interstate Fund the Registrant incorporates herein by this reference Post-Effective Amendment No. 17 to the Trust's Registration Statement on Form N-1A (Nos. 33-72424 and 811-08194), with specific reference to pages 4-7 and 17-28 for a description of the Fund, as filed with the SEC on May 8, 2000 and which Amendment became effective on May 8, 2000.